Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Registration Statement of the Victory Portfolios relating to the reorganization of the Victory Special Value Fund into the Victory Dividend Growth Fund and to the incorporation by reference of our report dated December 23, 2013 with respect to the financial statements and financial highlights of the Victory Portfolios in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

December 11, 2014